Exhibit 5.1

OPINION OF PATTON BOGGS LLP

June 30, 2011

Board of Directors
First Community Bancshares, Inc.
P.O. Box 989
Bluefield, Virginia 24605-0989

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as special counsel to First Community Bancshares, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the offer and sale from time to time of up to 1,305,549  shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable upon the conversion of 18,921 shares of the Company’s 6.00% Series A Noncumulative Convertible Preferred Stock, $0.01 par value (the “Series A Preferred Shares”), which were issued in a private placement pursuant to the terms of the Stock Subscription Agreements, dated May 20, 2011 (the “Stock Subscription Agreements”). All of the Shares are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) specimen certificates representing each of the Series A Preferred Shares and Common Stock, (iii) the Articles of Incorporation, as amended, of the Company, as currently in effect, which include the Certificate of Designations setting forth the powers, designations, preferences, and relative or other special rights of, and the qualifications, limitations and restrictions of the Series A Preferred Shares (“Certificate of Designations”), (iv) the Bylaws, as amended, of the Company, as currently in effect, (v) the Registration Rights Agreement, dated May 20, 2011, among the Company and the Selling Securityholders (the “Registration Rights Agreement”), (vi) the questionnaire (in the form attached as Annex B to the Registration Rights Agreement) of each Selling Securityholder, (vii) the Stcok Subscription Agreements, and (viii) certain resolutions adopted by the Board of Directors of the Company authorizing and approving the Series A Preferred Shares and the transactions contemplated by the Agreements, the Registration Rights Agreement and such other matters necessary to effect and complete such private placement transaction. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

First Community Bancshares, Inc.
June 30, 2011

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company had the power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Selling Securityholders and others.

The opinion is limited in all respects to matters of law of the State of Nevada, and we express no opinion as to the laws of any other jurisdiction. The opinion is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and if and when issued upon the conversion of the Series A Preferred Shares in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. No opinion may be implied or inferred beyond the opinion expressly stated in the paragraph above.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Sincerely, /s/ PATTON BOGGS LLP PATTON BOGGS LLP